Exhibit 10.22

Equity Transfer Agreement
(English Translation)

Parties:

Transferor:	Ai Chang Shan (Personal Identification #222324641212065)
Transferee:	Song Yuan North East Petroleum Technical Services Co., Ltd.

As a result of mutual consultation, Ai Chang Shan agrees to transfer registered capital in the amount of RMB 100,000 representing 10% of the total registered capital of Chang Ling Long De Oil & Gas Development Co., Ltd. to Song Yuan North East Petroleum Technical Services Co., Ltd. Following the transfer, Transferee shall enjoy the rights and obligations in proportion to the equity interest received by the Transferee.

Transferor:          /s/ Ai Chang Shan

Transferee:          /s/ Wang Hong Jun

Chang Ling Long De Oil & Gas Development Co., Ltd.

March 17, 2008